UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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iRobot Corporation

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On April 6, 2016, iRobot Corporation mailed the following letter to its shareholders:

Please vote the WHITE proxy card today FOR iRobot’s highly qualified, independent director nominees: Mohamad Ali and Michael Bell

April 6, 2016

Fellow Shareholder,

Over the past few years, iRobot has transformed itself into a high-growth, leading global consumer robot company. As part of this transformation, we have also evolved iRobot’s Board of Directors to ensure that we have the right mix of skills to position iRobot for success. Our directors bring expertise in areas critical to our business, including consumer technology, innovation and product development, finance, software, robotics, and Internet of Things (IoT), in addition to public company leadership and board experience.

Our newest directors — Mohamad Ali and Michael Bell — bring critical experience to the iRobot Board and it is important that you vote for them on the WHITE proxy card. Both Mohamad and Michael were added following the Company’s standard process of assessing current board skill sets against the needs of the business moving forward. After identifying the needed skills, the Board conducted a national search through one of the leading director recruitment firms, identifying Mohamad and Michael as great additions to your Board. We thought you would be interested in hearing them discuss their backgrounds, relevant experience, and what attracted them to iRobot.

At the May 25th, 2016 Annual Meeting, you will have the opportunity to help shape the future of iRobot and to protect your investment — I hope that we can count on your support.

Sincerely,

Colin Angle

Chairman and Chief Executive Officer

Meet Your New Directors

Mohamad Ali

Joined the iRobot Board:

August 2015

Experience & Expertise

Mohamad’s extensive vision and technology leadership in areas such as software, cloud infrastructure and data analytics are key for iRobot as we enter this next phase of growth.

Mohamad served as Chief Strategy Officer of Hewlett-Packard, and led the decision process to separate HP into two companies — the PC and printer business (HPQ), and the server, services, and software business (HPE) — with a commitment to return at least 50% of the companies’ free cash flow to shareholders. HP’s share price more than doubled during Mohamad’s tenure.

He also served in senior leadership roles at IBM, where he acquired numerous companies to build IBM’s analytics and big data business.

You have helped major technology companies including Carbonite, Hewlett-Packard, and IBM navigate transformative change to increase value for shareholders. Do you see similarities with iRobot?

Studies show that market selection is the most important factor in determining a company’s success. In the mid 1990’s at

IBM, we recognized that software had much more growth potential than hardware. To address this market shift, I led the divestiture of several hardware businesses and the acquisition of over a dozen software businesses to build IBM’s analytics business, which created significant shareholder value. At HP, we took the dramatic step of separating the consumer and enterprise businesses to give each the best chance to create value, and committed to returning at least 50% of the free cash flow to shareholders. Most recently at Carbonite, I have worked with my team to reposition the company and ensure it is operating in two high-growth markets that will ensure future value creation.

I certainly see parallels now with iRobot, which is undergoing a major transformation following the sale of the Defense & Security business. Overall, I have been impressed with the work the Board and management team have done to position iRobot for its next phase of growth. The business has evolved and is now turning its focus to Home Robots, a proven high-growth market, reallocating resources to this opportunity where the Company has true market leadership, and returning excess capital to shareholders.

In order to succeed as a technology company in today’s fast-moving marketplace, you must continuously evolve. iRobot’s leadership and the entire Board, including my new Board colleague Michael Bell, understand this aspect of today’s technology industry. I’m very pleased to be part of this evolution of iRobot to its next phase of growth.

After having served on the Board for seven months, what can you tell us about the Board’s priorities and how strategic decisions are made?

Each director on the Board is highly engaged and brings strategic vision, but also understands the business at a granular level. Our directors bring extensive experience across key disciplines, such as consumer technology, Internet of Things, software and SaaS, and innovation. Equally important are directors who bring deep financial expertise and understand the best way to allocate capital to the highest potential opportunities — with shareholder value creation as the guiding post.

The top priority of the Board, as demonstrated by the recent actions to divest the Defense & Security business and focus on the high-growth consumer robotics market, expand the Company’s share repurchase program, and invest organically in groundbreaking new products such as the floor mopping Braava jet, is to create extraordinary value for all of our shareholders, customers, employees, and partners.

You have a history of prudent capital allocation and strategy execution, including at City National Bank and Carbonite. How do you think about capital allocation at iRobot?

At City National Bank, we saw a significant opportunity to provide banking services to technology companies as an adjacency to our core banking markets, and allocated capital accordingly. Royal Bank of Canada recognized the value we had created and were creating, and acquired City National Bank for approximately $5 billion. At Carbonite, we are one year into a capital reallocation process to realign the company to better capitalize on opportunities in high-growth markets, and we are seeing great progress.

For any company that invests in technology, it is important that the board is continuously examining its spending and capital allocation to ensure maximum efficiency in the business. iRobot’s Board has a thoughtful and deliberate process to ensure that capital is deployed in the best way to create the most value for shareholders. We are constantly working with management to review potential acquisitions, R&D spending, and capital return to shareholders — and the reallocation of R&D funding from Remote Presence to Home Robots and expansion of the Company’s share repurchase program to $100 million are great examples.

When you were appointed to the iRobot Board in September, 2015, Red Mountain stated in an investor letter that they were enthusiastic about your appointment. What is your view on that?

I can’t speak for any one shareholder, but in my experience, shareholders want to know that a Board has new expertise, fresh thinking, and is not afraid of change. I think that is the expertise I bring to the iRobot Board at a critical time in our transformation. We all have the same objective — enhancing value.

Vote the WHITE Proxy Card Today

Michael Bell

Joined the iRobot Board:

March 2016

Experience & Expertise

Michael is a pioneer of the Internet of Things (IoT), and brings significant technology development and innovation management expertise to the Board given his product development experience at Intel, Apple, and Palm. Throughout his career, he has been responsible for spearheading expansions into new product categories of connected devices, leading the development of product strategies and bringing new products to market.

What attracted you to join iRobot’s Board?

The emerging categories of the “Internet of Things” and “Smart Homes” have begun to transition from “mostly hype” to reality. In addition to a proven track record of innovation, iRobot already has a product that is loved by millions of people and occupies a coveted place within their homes. iRobot is uniquely positioned to take advantage of the proliferation of the Internet of Things and drive business opportunities for the smart and connected home.

You have been credited as a pioneer of the Internet of Things and have a track-record of technological innovation. How will you be able to translate that experience into success as a part of iRobot’s Board?

I am passionate about consumer product development. I love to take complex technologies and use them to create products that are indispensable to the consumer. Technology can lend an air of magic to a consumer product experience — the best products become better over time as they benefit from and adapt to the behaviors, schedules, and even eccentricities of their owners. I call this phenomenon “Continual Surprise and Delight.”

Throughout my career at companies such as Intel, Apple, and Palm, I have had the opportunity to spearhead efforts to create new product categories, oversee design strategy, and bring new products to market — many of which were connected devices. At Intel for example, I first oversaw the company’s entry into the phone and tablet markets. Later, my group was tasked with identifying a set of the “next big things.”

For consumer technology companies like iRobot, market leadership requires an ongoing investment in research and development to ensure a technological advantage. In recent years, the required velocity of this innovation has increased at a break-neck pace, making the need to prioritize and efficiently allocate R&D spending even more important. My experience at Intel, Palm, and Apple has given me a deep understanding of how best to manage this dynamic, and I greatly look forward to leveraging that understanding as I work with the iRobot Board going forward.

You’ve worked with other founder-led companies such as Apple. How is a founder-led company unique and how do you view the Board’s responsibilities towards a company led by a founder?

Some of the greatest consumer and technology companies have been led by founders — founders often bring a level of passion and dedication to their companies that simply can’t be matched by outsiders. For a company like iRobot, which is truly unique in its space, having a visionary and strategic CEO who is setting the innovation course can be instrumental to success.

As with any founder-led company, it is important to have a deeply involved Board and a governance structure that enables the Board to make tough decisions and ensure that the Company is on the right path to create maximum value for shareholders. In this case, iRobot has an engaged and independent Board, a Lead Independent Director with robust responsibilities, and has put in place a best-in-class governance structure. This is a Board which has an excellent working relationship with management, but also holds management accountable and isn’t afraid to take bold, strategic actions to drive the future success of the Company.

What do you see as the next step for iRobot and what do you think will be important for the Board to focus on moving forward?

iRobot has already shown its prowess in building advanced, industry leading hardware products — the future growth and expansion of iRobot hinges on its ability to continue to innovate and advance its software capabilities. Today’s customers expect an “end to end experience,” and not simply a stand-alone product.

In the area nearest to my own expertise, iRobot is perfectly placed to benefit from increasing interest in the connected home and Internet of Things. iRobot is already prepared to capitalize on this trend with an increased emphasis on software coding and design — the new Roomba 980, the first connected home robot, contains 500,000 lines of code compared to 50,000 in the Roomba 880.

iRobot is also developing and growing significant incremental adjacent categories in Home Robots. iRobot’s primary focus must be on investing in critical technologies and the economic opportunities they unlock — and ensuring that capital spending is prioritized towards those areas that promise the highest potential opportunities for growth and returns.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated

Shareholders Call Toll-Free: (877) 717.3929

Banks and Brokers Call Collect: (212) 750.5833

We urge you NOT to vote using any Green proxy card sent to you by Red Mountain Capital, as doing so will revoke your vote on the WHITE proxy card.

Important Stockholder Information

iRobot Corporation (“iRobot”, or the “Company”) will hold its 2016 Annual Meeting of stockholders on May 25, 2016. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and form of WHITE proxy card in connection with the 2016 Annual Meeting. The definitive proxy statement contains important information about the Company, the 2016 Annual Meeting and related matters.

COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the 2016 Annual Meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K filed with the SEC on February 19, 2016, and definitive proxy statement filed with the SEC on March 29, 2016.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the Company by directing a request to the Company at 8 Crosby Drive, Bedford, MA 01730, Attention: Investor Relations. Such materials are also available at www.irobot.com.

Forward-Looking Statements

Certain statements made in this communication are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. This communication contains express or implied forward-looking statements relating to, among other things, iRobot’s expectations regarding future financial performance, future operating performance and growth, our strategic actions to continue revenue growth, demand for our robots, strategic investments to diversify Home revenue, the impact of the divestiture of our Defense & Security business, the impact of our strategic actions to enhance stockholder value, and anticipated revenue. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, the financial strength of our customers and retailers, our ability to enhance stockholder value through our strategic actions, including the sale of our Defense & Security business, general economic conditions, market acceptance of our products, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this communication, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the SEC.